                                                                     EXHIBIT 4.3



THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS DEBENTURE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DELIVERY TO ENVIRONMENTAL SAFEGUARDS OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO ENVIRONMENTAL SAFEGUARDS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

                             CONVERTIBLE DEBENTURE
                                       OF
                         ENVIRONMENTAL SAFEGUARDS, INC.

                                                                  ________, 1996

         FOR VALUE RECEIVED, ENVIRONMENTAL SAFEGUARDS, INC., a Nevada corporation with its principal office located at 6430 Mayfair, Houston, Texas 77087 (the "Company"), unconditionally promises to pay to _____________________ ___________________, or the registered assignee, upon presentation of this debenture (herein sometimes referred to as the "Debenture" or the "Note") by the registered holder hereof at the office of the Company, the principal sum of $ ______________, together with the accrued and unpaid interest thereon and other sums as hereinafter provided.

         1. INTEREST. Interest on the principal amount outstanding hereunder shall be paid semi-annually at the rate of ten percent (10%) per annum from the date of issuance on June 1 and December 1 of each year ("Interest Payment Date"), commencing December 1, 1996, to the persons in whose names such Debentures are registered at the close of business on the May 15 or November 15 immediately preceding such Interest Payment Date (the "Record Date"). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         Principal and interest on the Debenture will be payable and the Debenture will be convertible at the office or agency of the Company. At the option of the Company, payment of interest may be made by wire transfer or check mailed to the holder of the Debenture (individually a "Holder" and collectively the "Holders") at the address set forth upon the registry books of the Company. No service charge will be made on any registration of transfer of the Debenture, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
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         2.      MATURITY. The principal amount of this Debenture and all
interest accrued thereon but not yet paid shall become immediately due and payable on the date (the "Maturity Date") on which the first event specified below occurs:

                 a. The Company in its sole discretion chooses to redeem all outstanding Debentures in accordance with Section 4 hereof; or

                 b. December 31, 2000.

         3. PAYMENT. Payment of any sums due to the Holder under the terms of this Debenture shall be made in United States Dollars by check or wire transfer at the option of the Company. Payment shall be made to any account or address designated by the Holder any time prior to any payment due hereunder. If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in Houston, Texas ("Business Day").

         4. OPTIONAL REDEMPTION. Subject to the subordination provisions hereinafter contained, the Note will be subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days notice, at 102% of the principal face amount of the Debenture if redeemed on or before December 1, 1996 and at 100% of the principal face amount of the Debenture if redeemed after December 1, 1996 plus any accrued and unpaid interest to the redemption date.

         If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made on a pro rata basis. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in the principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder upon cancellation of the original Debenture. After the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on Debentures or portions thereof called for redemption.

         5. SUBORDINATION. The Company covenants and agrees, and the Holder and each subsequent registered assignee of this Note by acceptance hereof likewise covenants and agrees, anything in this Note to the contrary notwithstanding, that the payment of all indebtedness evidenced by this Note is, to the extent and manner hereinafter set forth, subordinated in right of payment to all existing and future Senior Indebtedness (as





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
hereinafter defined) of the Company and ranking pari passu with all other past and future indebtedness of the Company.

         For purposes of this Note, the term "Senior Indebtedness" shall mean and include (i) indebtedness of the Company for money heretofore, now or hereafter borrowed by the Company (or by any subsidiary of the Company and guaranteed by the Company) from any bank or banks, savings and loan association or associations, insurance company or companies or other institutional lender or lenders, including any modifications, renewals, extensions, increases or refundings of indebtedness of the kind described in this clause (i), and (ii) such other indebtedness of the Company or its subsidiaries as to which the Company, in its sole discretion, expressly subordinates the right of payment hereof as reflected, by written notation, on such instrument evidencing the future indebtedness. Each Holder of this Debenture agrees, solely for the benefit of holders of Senior Indebtedness, that no consent of any Holder of this Debenture shall be required for any modification, renewal, extension or refinancing of any Senior Indebtedness or waiver of any guaranty therefor or any collateral securing payment thereof or any other alteration of the relationship between the Company and any holder of Senior Indebtedness.

         Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full, in accordance with the terms of such Senior Indebtedness, of the principal thereof (and premium, if any) and the interest due thereon, before the Holders are entitled to receive any payment on account of the principal and interest on the Debentures and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Holders would be entitled, except for the subordination provisions contained in the Debenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event that, notwithstanding the foregoing, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment), the payment of which is subordinate to the payment of all Senior Indebtedness which may at the time be outstanding and which are provided for by a plan of reorganization or readjustment which does not alter the rights of the holder(s) of Senior Indebtedness at the time outstanding and under which such payment or distribution shall be received by a Holder of this Debenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness ratably for application to





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the payment of all Senior Indebtedness remaining unpaid until all of such
Senior Indebtedness shall have been paid in full, after giving effect to the concurrent payment or distribution to the holders of any such Senior Indebtedness.

         Subject to the payment in full of all Senior Indebtedness, the Holder of this Debenture shall be subrogated to the rights of the holders of all Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until this Debenture shall be paid in full and none of the payments or distributions to holders of the Senior Indebtedness to which the Holder of this Debenture would be entitled except for the provisions of this Section 5 shall, as between the Company, its creditors, and the Holders of this Debenture, be deemed to be a payment by the Company to or on account of Senior Indebtedness of the Company. No provision contained in this Debenture will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal and interest on the Debenture. The subordination provisions of this Debenture will not prevent the occurrence of any Default or Event of Default under the Debenture or limit the rights of any Holder, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Debenture.

         As a result of these subordination provisions, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshalling of assets or liabilities of the Company and its subsidiaries, Holders of the Debentures may receive ratably less than other creditors.

         Each Holder of this Debenture agrees that each holder of Senior Indebtedness, whether outstanding at the date of this Debenture or incurred hereafter, shall have purchased or accepted or will purchase or accept such Senior Indebtedness in reliance upon the subordination provision contained in this Debenture.

         6.      CONVERSION RIGHTS.

                 (a) The Holder of this Debenture will have the right, at the Holder's option, to convert any portion of the principal amount hereof and/or the accrued and unpaid interest hereon, into shares of Common Stock at any time prior to maturity (unless earlier redeemed) at the Conversion Price of $0.60 per share (subject to adjustment as described below). The right to convert A Debenture and the accrued and unpaid interest thereon called for redemption will terminate at the close of business on the business day prior to the redemption date for such Debenture, unless THE Company subsequently fails to pay the applicable redemption price.

                 The Holder of this Debenture shall be entitled to convert all or any portion of the principal face amount of the Debenture plus the accrued and unpaid interest





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
         thereon into shares of Common Stock by (i) giving written notice to the Company that such Holder elects to convert into Common Stock, (ii) stating in such written notice the denominations in which such Holder wishes the certificate or certificates for Common Stock to be issued and (iii) surrendering this Debenture to the Company. The Company will, as soon as practicable thereafter, cause to be issued and delivered to such Holder certificates for the number of full shares of Common Stock to which such Holder shall be entitled as aforesaid and, if necessary, a new Debenture representing any unconverted portion of this Debenture. The Company shall not issue fractional shares of Common Stock upon conversion, but the number of shares of Common Stock to be received by any Holder upon conversion shall be rounded down to the next whole number and the Holder shall be entitled to payment of the remaining principal amount in cash.

                 (b) In the event the Company effectively registers its securities under the Securities Exchange Act of 1934, as amended, and effectively registers for resale the Common Stock into which the Debentures are convertible on a Form S-3 or other applicable form, such actions shall result in the mandatory conversion of the Debentures and the accrued and unpaid interest thereon, if any, into shares of the Company's Common Stock at the conversion price of $.60 per share. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company.

                 In the case of any Debenture which has been mandatorily or voluntarily converted after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversions. The interest shall be paid in cash on the Interest Payment Date, unless prior thereto the Holder elects by written notice to the Company to convert such interest into shares of Common Stock at the conversion price of $0.60 per share.

                 (c) In case of any reclassification, consolidation or merger of the Company with or into another entity or any merger of another entity with or into the Company, or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Debenture then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a Holder of the number of shares of Common Stock into which such Debenture and the accrued and unpaid interest thereon was convertible immediately prior thereto, after giving effect to any adjustment event.

         7. CONVERSION RATE ADJUSTMENT OF DEBENTURES. The Conversion Rate of the Debentures shall be subject to adjustment from time to time as follows:





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                 a.       If and whenever the Company shall issue any
         additional shares of Common Stock, otherwise than by way of subdivision or combination of shares ("Additional Stock"), then successively upon each such issuance the Conversion Price shall be immediately (except as provided below) adjusted in accordance with the following formula: Sixty Cents multiplied by the quotient resulting from dividing the aggregate consideration, determined in accordance with this Section 7, received by the Company for its shares of Common Stock then outstanding by the product of sixty cents ($0.60) multiplied by the number of shares of Common Stock outstanding after any such issuance; provided, however, that the issuance of 138,690 shares of the Company's Common Stock in exchange for the services of certain directors and former key employees of the Company and the issuance of 80,357 shares of Common Stock in satisfaction of certain promissory notes of the Company pursuant to certain Release and Settlement Agreements executed in February 1996, shall not be an issuance of Additional Stock for purposes of this Section 7 and shall not result in any adjustment to the Conversion Price. The resulting quotient, adjusted to the nearest .001, shall thereafter be the Conversion Price until further adjusted as herein provided; provided, however, that no such adjustment shall be made if the aforesaid quotient shall be greater than $0.60.

                 For the purposes of this Section 7, the Company shall be deemed to have received as consideration for the shares of its Common Stock outstanding at the time of making any computation hereunder the sum of Three Million Four Hundred Sixty-Two Thousand Two Hundred Ninety-Eight and Twenty Hundredths Dollars ($3,462,298.20) plus any additional consideration received by the Company for its shares of Additional Stock plus Sixty Cents ($0.60) for each share of Common Stock hereafter issued which does not constitute Additional Stock.

                 b. For the purposes of any adjustment of the Conversion Price pursuant to this Section 7, the following provisions shall be applicable:

                          (i) In case the Company shall at any time issue any Additional Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such Additional Stock before deducting therefrom the amount of any commission, discount or other expenses which may have been paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such Additional Stock.

                          (ii) In case of the issuance of Additional Stock in payment or satisfaction of any dividend on any class of stock of the Company other than Common Stock, the amount of the consideration received by the Company for such Additional Stock shall be deemed to be the amount of the obligation in respect of dividends that shall be discharged by the issuance





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                 of such Additional Stock. In case of the issuance of
                 Additional Stock as a dividend on the Common Stock, the Additional Stock shall be deemed to have been issued without consideration.

                          (iii) In case of the issuance of Additional Stock for a consideration other than cash (and other than shares of stock or other securities of the Company) or a consideration part of which shall be other than cash (and other than shares of stock or other securities of the Company), the amount of such consideration other than cash received by the Company therefor shall be deemed to be the market value of the shares of Additional Stock on the date the issuance thereof is authorized by the Board of Directors of the Company less the cash received, if any. For the purposes of this subsection
                 (iii) and subsection (iv) below, the term "market value" shall mean the mean between the bid and asked quotations for the Company's Common Stock at the close of trading on the over-the-counter bulletin board on such date.

                          (iv) In the case of the issuance of Additional Stock in exchange for outstanding shares of stock of any other class, or for other securities, of the Company, the amount of the consideration received by the Company for such Additional Stock shall be deemed to be the market value, determined as provided in subsection (iii) above, of the shares of Additional Stock so issued.

                          (v) In the case of the issuance of Additional Stock upon the conversion of any obligations of the Company that shall be convertible into Common Stock, the amount of the consideration received by the Company for such Additional Stock shall be deemed to be the principal amount of such obligations so converted into such Additional Stock plus the amount of cash, if any, required to be paid to the Company in connection with the conversion of such obligations other than by way of adjustment of interest.

                          (vi) In the case of the issuance of Additional Stock upon the exercise or conversion of any security of the Company that shall be convertible into Common Stock, the amount of the consideration received by the Company for such Additional Stock shall be deemed to be the amount of the consideration received by the Company for the security so exercised or converted plus the amount of cash, if any, required to be paid to the Company in connection with the exercise or conversion of such security other than by way of adjustment of dividends. For the purpose of this subsection, the amount of the consideration received by the Company for the shares so exercised or converted shall be computed in like manner to that provided in subsections (i) through (v) above as appropriate.





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                          (vii)   Any adjustments in the Conversion Price
                 required to be made in accordance with the provisions hereof by reason of the issuance of Additional Stock upon the exercise or conversion of convertible obligations or any exercisable or convertible security shall be made only (1) as of the close of business on March 31, June 30, September 30 and December 31 in each calendar year, in respect of the shares of Additional Stock issued upon such exercise or conversion during the quarterly period ending on that day, and
                 (2) as of the close of business on the day upon which the right to exercise or convert such obligations or securities shall expire, in respect of the shares of Additional Stock so issued between the close of business on the preceding March 31, June 30, September 30 or December 31, as the case may be, and the close of business on the day on which such right of conversion shall expire.

                          (viii) Neither the purchase or other acquisition by the Company of any Common Stock nor the sale or other disposition by the Company of any Common Stock at any time theretofore purchased or otherwise acquired by it shall effect any adjustment of the Conversion Price or be taken into account in computing any subsequent adjustment of the Conversion Price. Shares of Common Stock at any time held in the treasury of the Company shall not be deemed to be outstanding at that time for the purposes hereof.

                 c. In case the shares of Common Stock issuable upon conversion of the Debentures at any time outstanding shall be subdivided into a greater or combined into a lesser number of shares of Common Stock (whether with or without par value), the Conversion Price shall be decreased in the case of subdivision or increased in the case of a combination to an amount which shall bear the same relation to the Conversion Price in effect immediately prior to such subdivision or combination as the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination shall bear to the total number of shares of Common Stock outstanding immediately after such subdivision or combination.

                 d. The Company shall not be required, except as hereinafter provided, to make any adjustment of the Conversion Price in any case in which the amount by which such Conversion Price would be decreased in accordance with the foregoing provisions would be less than one-tenth of one cent.

         8. EVENTS OF DEFAULTS AND REMEDIES. The following are deemed to be an event of default ("Event of Default") hereunder: (i) the failure by the Company to pay any installment of interest on the Debenture as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal on the Debenture when and as the same become due and payable at maturity, by acceleration or otherwise, (iii) the failure of the Company to perform any





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conversion of Debentures required under the Debenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debenture and the continuance of such failure for a period of 30 days after the written notice is given to the Company by the Holders, (v) the assignment by the Company for the benefit of creditors, or an application by the Company to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of the Company, or the commencement of any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or the filing of such application, or the commencement of any such proceedings against the Company and an indication of consent by the Company to such proceedings, or the appointment of such trustee or receiver, or an adjudication of the Company bankrupt or insolvent, or approval of the petition in any such proceedings, and such order remains in effect for 60 days; or (vi) a default in the payment of principal or interest when due which extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of maturity of any indebtedness for borrowed money of the Company with an aggregate principal amount in excess of $100,000 and (vii) final unsatisfied judgments not covered by insurance aggregating in excess of $100,000, at any one time rendered. against the Company and not stayed, bonded or discharged within 75 days.

         If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Debentures shall have already become due and payable, the Holders of 25% in aggregate principal amount of the Debentures then outstanding, by notice in writing to the Company (an "Acceleration Notice"), may declare all principal and accrued and unpaid interest thereon to be due and payable immediately. If an event of Default specified in clause (v) above occurs with respect to the Company, all principal and accrued and unpaid interest thereon will be immediately due and payable on all outstanding Debentures without any declaration or other act on the part of the Holders. The Holders of no less than a majority in aggregate principal amount of Debentures generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal and interest on the Debentures which have become due solely by such acceleration, have been cured or waived.

         Prior to the declaration of acceleration of the maturity of the Debentures, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all of the Holders any default, except a default in the payment of principal or interest on any Debenture not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of the affected Debentures.

         9. LIMITATION ON MERGER, SALE OR CONSOLIDATION. The Company may not, directly or indirectly, consolidate with or merge into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis),





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
whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental agreement all of the obligations of the Company in connection with the Debentures.

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation or limited liability company formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Debenture with the same effect as if such successor corporation or limited liability company had been named therein as the Company, and the Company will be released from its obligations under the Debentures, except as to any obligations that arise from or as a result of such transaction.

         10. NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICER, DIRECTORS. No recourse shall be had for the payment of the principal or the interest on this Debenture, or for any claim based thereon, or otherwise in respect thereof, or based on or in respect of any Debenture supplemental thereto, against any incorporator, stockholder, officer, or director (past, present, or future) of the Company, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof, and as part of the consideration for the.issue hereof, expressly waived and released.

         11. GOVERNING LAW: CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         12. AMENDMENT AND WAIVER. Any waiver or amendment hereto shall be in writing signed by the Holder. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

         13.     ASSIGNMENT.

                 (a) The registered Debenture Holder agrees upon transfer of this Debenture, to give written notice to the Company of such transfer. Such notice shall describe the manner and circumstances of the transfer in detail so as to enable the Company to provide such information as may be required of the Company by the Securities and Exchange Commission and the relevant state





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
         securities divisions. The transferee of this Debenture shall be bound by the provisions of this Debenture. The register of the transfer of this Debenture shall occur upon the delivery of this Debenture, endorsed by the registered Holder or his duly authorized attorney, signature guaranteed, to the Company or its transfer agent. Each Debenture instrument issued upon the transfer of this Debenture shall have the restrictive legend contained herein conspicuously imprinted on it.

                 (b) In the event the Company successfully effects registration of the Common Stock into which this Debenture is convertible, the Company may stop or prevent the transfer of such Common Stock for a period not to exceed 60 days in the event the Company files a registration statement for the sale of its securities, and for an indefinite period of time if the Company, in its sole discretion, believes that such security holder has material non-public information.

         14. ENTIRE AGREEMENT; HEADINGS. This Debenture constitutes the entire agreement between the Holder and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of such parties. The headings are for reference purposes only and shall not be used in construing or interpreting this Debenture.

         All notices to the Company shall be sent to its principal place of business as it appears on the face of this Debenture.

         Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officers.

                                           ENVIRONMENTAL SAFEGUARDS, INC.

ATTEST:
                                           -------------------------------
                                           James S. Percell
--------------------------------           President and Chief Executive Officer

--------------------------------
Secretary





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